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                                                                    EXHIBIT 99.2

                               AMENDMENT NO. 1 TO

                     BEECHPORT CAPITAL CORP. 2001 STOCK PLAN

     This AMENDMENT NO. 1 TO BEECHPORT CAPITAL CORP. 2001 STOCK PLAN (the "Amendment"), is effective this 12th day of September, 2001.

                                 R E C I T A L S

     A. Effective May 28, 2001, Beechport Capital Corp., a Colorado corporation ("the "Company") adopted the Beechport Capital Corp. 2001 Stock Plan (the "Plan").

     B. The Company desires to amend Section 6 of the Plan to increase the number of shares of Common Stock reserved for issuance thereunder from 1,000,0000 shares to 2,100,000 shares.

     C. In accordance with Section 16(a) of the Plan, the Board of Directors has authorized this Amendment.

                                A G R E E M E N T

     1.   Section 6 of the Plan is hereby amended to read as follows:

          "The total number of shares of Common Stock reserved for issuance by the Company either directly as Stock Awards or underlying Options granted under this Plan shall not be more than 2,100,000. The total number of shares of Common Stock reserved for such issuance may be increased only by a resolution adopted by the Board of Directors and amendment of this Plan. Such Common Stock may be authorized and unissued or reacquired Common Stock of the Company."

     2. Other than as specifically provided in this Amendment, all other provisions of the Plan shall remain in full force and effect.


                                          Dated this 12th day of September, 2001

                                          BEECHPORT CAPITAL CORP.,
                                          a Colorado corporation


                                          By: /s/ GARY M. DELAURENTIIS
                                              ----------------------------------
                                              Gary M. DeLaurentiis, President
                                              and Chief Executive Officer